ZALICUS

ZALICUS INITIATES THE SECOND OF TWO PHASE 2A STUDIES WITH Z160

- Highlights 2012 Accomplishments -

CAMBRIDGE, Mass. – January 3, 2013 – Zalicus Inc. (NASDAQ: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today announced that it has initiated the second of two Phase 2a clinical studies with Z160, its first-in-class, oral, state-dependent, selective N-type (Cav2.2) calcium channel blocker for the potential treatment of chronic neuropathic pain. The Company also provided an overview of 2012 accomplishments.

Z160 is designed to selectively target neuronal pain signaling by modulating neurons that are undergoing high-frequency firing. Z160 has demonstrated efficacy in several animal models of neuropathic pain, and clinical trials in over 200 subjects have established Z160 as a safe and well tolerated drug candidate.

The second Phase 2a study with Z160 is enrolling subjects with Postherpetic Neuralgia (PHN), a chronic neuropathic pain state resulting from an outbreak of the herpes zoster virus, otherwise known as shingles. Due to this prolonged neuropathic pain, PHN is an industry-accepted standard condition for establishing clinical proof-of-concept for pharmaceutical product candidates seeking to address neuropathic pain. The 6-week, double-blind, multi-center, randomized, placebo-controlled study is expected to enroll approximately 140 subjects and will be conducted in approximately 35 centers throughout the United States. The primary objective of the trial is to evaluate the efficacy of Z160 compared to placebo in reducing pain in subjects with PHN as measured by the change in average weekly pain score from baseline to week 6 of treatment based on a daily 11-point Pain Intensity Numeral Rating Scale (PI-NRS).

"Postherpetic Neuralgia is an important medical condition for evaluating the activity of Z160 for three important reasons. First, it is a well-recognized standard for establishing clinical proof of concept in neuropathic pain; second, with a prevalence of less than 200,000 patients in the U.S., it has the potential for orphan drug status and could be a feasible first indication to pursue from a commercial perspective; and third, significant unmet medical need exists for novel, targeted and more efficacious chronic neuropathic pain therapies with improved safety and tolerability profiles such as Z160,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus.

The first Phase 2a clinical study with Z160, which began enrolling patients in August of 2012, is evaluating the activity of Z160 in subjects with pain associated with Lumbosacral Radiculopathy, a chronic neuropathic pain condition resulting from the compression or irritation of the nerve roots exiting the lumbar region of the spine.

2012 Accomplishments:

  Z160. Advanced Z160, a first-in-class, oral, state dependent, selective N-type calcium channel (Cav 2.2) blocker into two Phase 2a clinical trials for neuropathic pain including lumbosacral radiculopathy (LSR) which began in the third quarter of 2012 and postherpetic neuralgia which began in the fourth quarter of 2012. Top line data from both studies are expected to be available late in the second half of 2013.

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

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  Z944. Completed Phase 1 single and multiple ascending dose clinical studies with Z944 and are consulting with regulatory authorities on the clinical path forward. Z944 is a novel, oral, T-type calcium channel blocker which has demonstrated efficacy in a number of preclinical inflammatory pain models and other disease models. T-type calcium channels have been recognized as key targets for therapeutic intervention in a broad range of cell functions and have been implicated in pain signaling.
  Sodium Channel Blockers. Working to discover novel, oral, selective, state-dependent sodium channel blockers. Sodium channel blockers are a promising target linked to chronic pain.
  Exalgo. A 32mg dosage strength of Exalgo was approved by the FDA in August 2012. We have received over $7.9 million in royalty revenue on Exalgo sales through the quarter ended September 30, 2012.
  Prednisporin. Sanofi announced its intention to continue Prednisporin development under a third party sublicense. Future potential milestone payments and royalties to Zalicus will remain in place.
  cHTS. Our combination drug discovery research services business on track to generate approximately $7.0 million of revenue in 2012.

“During 2012, we made a number of advances with our novel ion channel programs, including advancing our novel formulation of Z160 into Phase 2 clinical development and advancing Z944 into the clinic,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We plan to build on this success in 2013 by generating proof-of-concept data for Z160 in multiple indications and seeking to advance the development of our other ion channel programs.”

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain such as Z160 and Z944 and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidates, their potential and the plans for their clinical and preclinical development, the Zalicus selective Ion channel modulation technology and related preclinical product candidates, Zalicus’ combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing

245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

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of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’ product candidates, including risks relating to formulation and clinical development of Z160 and Z944, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development, and those other risks that can be found in the "Risk Factors" section of Zalicus' annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Contacts:

Justin Renz, CFO, Zalicus Inc.	Gina Nugent
617-301-7575	617-460-3579
JRenz@zalicus.com	gnugent@zalicus.com

(c) 2013 Zalicus Inc. All rights reserved.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com